Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1200

CHURCH & DWIGHT REPORTS Q3 RESULTS

Q3 NET SALES AND ADJUSTED EPS EXCEED OUTLOOK

MAINTAINS FULL YEAR OUTLOOK

ANNOUNCES ADDITIONAL PRICING ACTIONS

ANNOUNCES $1 BILLION STOCK REPURCHASE PROGRAM

2021 Third Quarter Results	2021 Full Year Outlook
•Net Sales +5.7%: Domestic +4.6%, Int’l +6.3%, SPD +18.5%	•Net Sales growth raised to ~5.5%; Organic Sales growth ~4%[2]
•Organic sales +3.7%: Domestic +2.8%, Int’l +2.3%, SPD +18.5% •EPS +8.2%; Adjusted +14.3%[2]	•Adjusted EPS growth at 6% ¹ •Cash from operations remains at approx. $950 million

EWING, NJ, October 29, 2021 – Church & Dwight Co., Inc. (NYSE: CHD) today announced third quarter net sales grew 5.7% to $1,311.4 million.  The Company continues to experience strong consumer demand for many of its products.  Organic sales grew 3.7%, exceeding the Company’s outlook of 1.5% growth.2

Third quarter 2021 EPS increased 8.2% to $0.92 per share.  Adjusted EPS, which excludes a positive acquisition related earn-out adjustment in both periods, increased 14.3% to $0.80² per share, exceeding the Company’s adjusted outlook of $0.701 per share.  The higher earnings are primarily a result of higher-than-expected revenues from our consumer domestic business.

Matthew Farrell, Chief Executive Officer, commented, “Our brands once again experienced strong consumption in Q3.  Organic sales growth of 3.7% is on top of 9.9% organic growth in Q3 2020. In the U.S. we grew consumption in 12 of the 16 categories, with five categories exceeding double digit growth. Consumption continues to outpace shipments as supply chain disruptions continue. Global online sales grew 2.2% (on top of 102% growth in Q3 2020) and as a percentage of total sales has expanded to 14.3% in Q3.”

“I’d like to recognize all Church & Dwight employees around the world for their dedication to helping us successfully navigate another challenging quarter, especially our Supply Chain and R&D teams as the Company faces complexities of raw material and labor shortages at our plants, our suppliers, and third-party manufacturers which were exacerbated by Hurricane Ida.  Their commitment to finding alternative suppliers while maintaining the quality of our products has been remarkable.”

“Although consumption is higher, case fill rates have recovered slower than expected and are well below normal levels. Hurricane Ida’s impact was substantial, resulting in limited availability of raw materials, which caused our fill levels to continue to be below normal. Consequently, we pulled back on Q3 marketing for products most affected by the shortages, especially household products. We expect supply availability issues to begin to abate in the first half of 2022 for most of our brands.  With continued strength from consumer demand for our products, we are making significant capital investments in 2022 and 2023 to expand capacity in our factories as well as our supplier network.”

“Significant inflation of material, component and co-packer costs impacted our gross margin in Q3. Looking forward, we expect input costs and transportation costs to remain elevated in Q4 and expect significant incremental cost increases in 2022.  In response to the rising costs, we have already taken pricing actions on 50% of our portfolio effective July 1 and October 1. We will be announcing pricing actions effective Q1 2022 on an additional 30% of our portfolio. Accordingly, as of Q1 2022, we expect to have raised prices on 80% of our global portfolio of brands. Due to the expected cost pressures, we continue to analyze additional pricing actions that can be put in place in 2022.”

Third Quarter Review

Consumer Domestic net sales were $998.1 million, a $43.5 million or 4.6% increase driven by household and personal care sales growth and acquisitions.  Organic sales increased 2.8% due to higher price and product mix (+6%) partially offset by lower volume (-3.2%). Growth was led by ARM & HAMMER® clumping cat litter, ARM & HAMMER® Liquid Laundry Detergent, VITAFUSION® gummy vitamins, BATISTE® dry shampoo and OXICLEAN® powder.

Consumer International net sales were $227.0 million, a $13.4 million or 6.3% increase. The main drivers for this result are Europe organic sales performance (+8.8%), the Global Markets Group organic growth (+ 6.9%), and currency. Despite continued lockdowns, organic sales increased 2.3%, primarily due to higher volume. Q3 organic sales growth was primarily driven by WATERPIK® and STERIMAR® in Europe and STERIMAR®, FEMFRESH®, and VITAFUSION® and L’IL CRITTERS® gummy vitamins in the Global Markets Group.

Specialty Products net sales were $86.3 million.  This was a $13.5 million or 18.5% (all organic) increase driven by strong demand.  This growth was due to strong baseline demand across all categories, increased pricing for dairy products, and a tight transportation market for competitive imports.  Milk prices have remained stable in the U.S. dairy market.

Gross margin decreased 130 basis points to 44.2% due to the impact of Hurricane Ida and higher manufacturing costs, including commodities, tariffs, transportation, and co-manufacturing rate increases, partially offset by productivity and price.

Marketing expense was $160.9 million, a decrease of $10.0 million or 5.9%.  Marketing expense as a percentage of net sales decreased 150 basis points to 12.3%. Consistent with the prior quarter, marketing spending was lowered in Q3 as a result of lower fill rates and product availability.

Selling, general, and administrative expense (SG&A) was $116.9 million or 8.9% of net sales on a reported basis.  Adjusted SG&A as a percentage of net sales was 12.0%, a decrease of 180 basis points due to lower incentive compensation and lower litigation costs. ²

Income from Operations was $301.4 million or 23.0% of net sales.  Adjusted Income from Operations was $260.4 million or 19.9% of net sales, an increase of 200 basis points vs the prior year. ²

Other Expense of $12.1 million declined vs the prior year partially due to lower interest expense resulting from lower interest rates.

The effective tax rate was 20.4% compared to 17.3% in 2020, an increase of 310 basis points, primarily related to lower stock option exercises. We continue to expect the full year tax rate to be 23%.

Operating Cash Flow

For the first nine months of 2021, cash from operating activities decreased 18.1% to $653.6 million, a $144.6 million decrease from the prior year, as higher cash earnings were more than offset by an increase in working capital.  The increase in working capital is primarily due to lower obligations related to incentive compensation and marketing.  We continue to expect to generate $950 million of cash from operations for the full year.

Capital expenditures for the first nine months were $64.1 million, a $9.5 million increase from the prior year to support production capacity related to increased demand. Full year capex is now expected to be $120 million (originally $180 million) as spending for capacity projects is weighted towards 2022.

As of September 30, 2021, cash on hand was $180.0 million, while total debt was $1,794.1 million.

Share Repurchase Programs

On October 28, 2021, the Board of Directors authorized a new stock repurchase program under which up to $1 billion of the Company's common stock may be repurchased. The previously authorized share repurchase program has been terminated. Currently, the Company has approximately 250 million shares outstanding.

Mr. Farrell commented, “Our increased share repurchase program reflects the Company’s ongoing desire for stockholders to benefit from our continued strong growth and cash generation and is an indication of our confidence in the Company’s future performance. Importantly, the Company continues to expect to generate significant free cash flow. Our robust cash flow enables us to return cash directly to our stockholders while maintaining significant financial flexibility to continue to aggressively pursue acquisitions.”

Outlook for 2021

Mr. Farrell stated, “Despite the COVID-19 pandemic, supply chain disruptions and global economy challenges, we continue to expect 2021 to be another strong year both top and bottom line. Our categories are growing, and our brands are performing well.  We now expect full year 2021 reported sales growth to be approximately 5.5% and organic sales growth to be approximately 4%, which is quite remarkable given we are lapping 9.6% organic growth in 2020.”

“We expect full year 2021 adjusted EPS growth of 6%, on top of 15% adjusted EPS growth in 2020¹. We now expect an incremental $170 million for the full year in input costs (previously $125 million) which are being partially offset by announced price increases, a reduction in coupons and promotions, and lower SG&A and lower marketing costs. This incremental inflation exceeds the partial year benefit of our pricing actions.”

Mr. Farrell continued, “As a result of these incremental costs, we now expect full year gross margin to decrease 170 basis points (previously we expected gross margin to decline 75 basis points) and adjusted operating profit margin expansion of 70 basis points¹. The 2021 effective tax rate expectation continues to be approximately 23%. Finally, our expectation for cash flow from operations continues to be approximately $950 million.”

“In line with our long-term strategy, we continue to pursue accretive acquisitions that meet our strict criteria.”

“While we expect consumption to continue to be strong in Q4, we expect reported sales growth of approximately 3% and organic sales growth of approximately 2% as we are temporarily constrained by supply.  Marketing expense is projected to be 13% of net sales in Q4 to continue to support our brands. Adjusted EPS is expected to be $0.61 per share, +15% from last year’s adjusted Q4 EPS.”1

¹ This press release does not provide a forward-looking reconciliation of adjusted EPS to reported EPS and adjusted operating profit margin to reported operating profit margin, the most directly comparable GAAP financial measures, expected for the fourth quarter or full year of 2021, because we are unable to provide such a reconciliation without unreasonable effort.  We have excluded the changes in the Company’s potential earn-out liability from our acquisition of the FLAWLESS business from our expected adjusted EPS and adjusted operating margin for these periods.  We are required to review the fair value of the earn-out liability quarterly based on changes in sales forecasts, discount rates, volatility assumptions, and other inputs.  Our inability to provide a reconciliation to GAAP EPS, and operating profit margin for future periods is due to the uncertainty and inherent difficulty of predicting what these changes will be on a quarter-by-quarter basis or on an annual basis.  For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to our future results.

² See non-GAAP reporting reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) will host a conference call to discuss third quarter 2021 results on October 29, 2021 at 10:00 a.m. (ET).  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 1111807.  A replay will be available at 855-859-2056 using the same access code through the close of business on November 5, 2021.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda.  The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, FLAWLESS®, and ZICAM®.  These thirteen key brands represent approximately 80% of the Company’s products sales.  For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet.  In the early 1900’s, we began using recycled paperboard for all packaging of household products.  Today, virtually all our paperboard packaging is from certified, sustainable sources.  In 1970, the ARM & HAMMER® brand introduced the first nationally distributed, phosphate-free detergent.  That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day.  In 2020, our continued progress earned public recognition, including the 2020 Newsweek’s Most Sustainable Companies list, the EPA’s Green Power Partnership Top 100 list, the 2020 Forbes Magazine: Americas Best-in-State Employer Award and the FTSE4Good Index Series.

For more information, see the Church & Dwight 2020 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; the impact of the COVID-19 pandemic and the Company’s response; gross margin changes; trade, marketing, and SG&A spending; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including causing recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact of the CARES Act and other governmental actions; the impact of continued shifts in consumer behavior, including accelerating shifts to online shopping; unanticipated increases in raw material and energy prices; delays and increased costs in manufacturing or distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of supply chain disruptions; the impact of inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs, including the actual and potential effect of tariffs on Chinese goods imposed by the United States; increased or changing regulation regarding the Company’s products in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; the integration of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons.  The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.  See the end of this press release for these reconciliations.  These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.  In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded.  They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net Sales	$1,311.4	$1,241.0	$3,821.4	$3,600.5
Cost of sales	732.2	675.8	2,139.1	1,943.7
Gross Profit	579.2	565.2	1,682.3	1,656.8
Marketing expenses	160.9	170.9	376.6	389.6
Selling, general and administrative expenses	116.9	120.5	403.0	428.1
Income from Operations	301.4	273.8	902.7	839.1
Equity in earnings of affiliates	2.0	1.9	7.4	5.5
Other income (expense), net	(14.1)	(14.2)	(42.5)	(47.7)
Income before Income Taxes	289.3	261.5	867.6	796.9
Income taxes	58.9	45.3	198.2	161.2
Net Income	$230.4	$216.2	$669.4	$635.7
Net Income per share - Basic	$0.94	$0.87	$2.73	$2.58
Net Income per share - Diluted	$0.92	$0.85	$2.68	$2.52
Dividends per share	$0.25	$0.24	$0.76	$0.72
Weighted average shares outstanding - Basic	245.3	247.7	245.2	246.5
Weighted average shares outstanding - Diluted	249.8	253.3	249.9	252.0

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	September 30, 2021	December 31, 2020
Assets
Current Assets
Cash and Cash Equivalents	$180.0	$183.1
Accounts Receivable	407.0	398.8
Inventories	552.7	495.4
Other Current Assets	37.1	35.1
Total Current Assets	1,176.8	1,112.4
Property, Plant and Equipment (Net)	615.8	612.8
Equity Investment in Affiliates	9.0	9.1
Trade Names and Other Intangibles	3,018.8	3,110.2
Goodwill	2,230.6	2,229.6
Other Long-Term Assets	331.0	340.4
Total Assets	$7,382.0	$7,414.5
Liabilities and Stockholders’ Equity
Short-Term Debt	$279.7	$351.4
Current portion of Long-Term debt	299.6	-
Other Current Liabilities	1,005.1	1,037.2
Total Current Liabilities	1,584.4	1,388.6
Long-Term Debt	1,214.8	1,812.5
Other Long-Term Liabilities	1,069.2	1,193.0
Stockholders’ Equity	3,513.6	3,020.4
Total Liabilities and Stockholders’ Equity	$7,382.0	$7,414.5

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Nine Months Ended
(Dollars in millions)	September 30, 2021	September 30, 2020

Net Income	$669.4	$635.7

Depreciation and amortization	164.9	138.9
Change in fair value of business acquisition liabilities	(98.0)	(71.7)
Deferred income taxes	32.8	28.0
Non-cash compensation	20.3	18.7
Gain on sale of assets	-	(3.0)
Other	5.9	1.7
Subtotal	795.3	748.3

Changes in assets and liabilities:
Accounts receivable	(12.0)	(18.1)
Inventories	(59.9)	(82.3)
Other current assets	6.1	(4.1)
Accounts payable and accrued expenses	(50.8)	140.1
Income taxes payable	(10.3)	13.1
Other	(14.8)	1.2
Net cash from operating activities	653.6	798.2

Capital expenditures	(64.1)	(54.6)
Proceeds from sale of assets	-	7.0
Other	(5.6)	(3.6)
Net cash (used in) investing activities	(69.7)	(51.2)

Net change in long-term debt	(300.0)	-
Net change in short-term debt	(71.6)	(250.4)
Payment of cash dividends	(185.8)	(177.7)
Proceeds from stock option exercises	26.9	89.1
Purchase of treasury stock	(54.9)	-
Payment of business acquisition liabilities	-	(14.5)
Deferred financing and other	-	(0.2)
Net cash (used in) financing activities	(585.4)	(353.7)

F/X impact on cash	(1.6)	0.1

Net change in cash and cash equivalents	$(3.1)	$393.4

2021 and 2020 Product Line Net Sales

	Three Months Ended		Percent
	9/30/2021	9/30/2020	Change
Household Products	$535.5	$501.4	6.8%
Personal Care Products	462.6	453.2	2.1%
Consumer Domestic	$998.1	$954.6	4.6%
Consumer International	227.0	213.6	6.3%
Total Consumer Net Sales	$1,225.1	$1,168.2	4.9%
Specialty Products Division	86.3	72.8	18.5%
Total Net Sales	$1,311.4	$1,241.0	5.7%

	Nine Months Ended		Percent
	9/30/2021	9/30/2020	Change
Household Products	$1,553.7	$1,540.4	0.9%
Personal Care Products	1,346.5	1,236.3	8.9%
Consumer Domestic	$2,900.2	$2,776.7	4.4%
Consumer International	670.2	599.7	11.8%
Total Consumer Net Sales	$3,570.4	$3,376.4	5.7%
Specialty Products Division	251.0	224.1	12.0%
Total Net Sales	$3,821.4	$3,600.5	6.1%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 9/30/2021

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	5.7%	4.9%	4.6%	6.3%	18.5%
Less:
Acquisitions	1.3%	1.4%	1.8%	0.0%	0.0%
Add:
FX / Other	-0.7%	-0.7%	0.0%	-4.0%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	3.7%	2.8%	2.8%	2.3%	18.5%

	Nine Months Ended 09/30/2021

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	6.1%	5.7%	4.4%	11.8%	12.0%
Less:
Acquisitions	0.7%	0.7%	0.9%	0.0%	0.0%
Add:
FX / Other	-1.1%	-1.2%	0.0%	-6.7%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	4.3%	3.8%	3.5%	5.1%	12.0%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended September 30, 2021		For the quarter ended September 30, 2020		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$116.9	8.9%	$120.5	9.7%	-80	bps
Flawless Earn-Out Adjustment	41.0	3.1%	51.0	4.1%	-100	bps
SG&A - Adjusted (non-GAAP)	$157.9	12.0%	$171.5	13.8%	-180	bps

	For the quarter ended September 30, 2021		For the quarter ended September 30, 2020		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$301.4	23.0%	$273.8	22.0%	100	bps
Flawless Earn-Out Adjustment	-41.0	-3.1%	-51.0	-4.1%	100	bps
Income From Operations - Adjusted	$260.4	19.9%	$222.8	17.9%	200	bps

	For the quarter ended September 30, 2021		For the quarter ended September 30, 2020		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.92		$0.85		8.2%
Flawless Earn-Out Adjustment	-0.12		-0.15
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.80		$0.70		14.3%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	December 31, 2021	December 31, 2021
Reported Sales Growth	3.0%	5.5%
Less: Acquisition	-1.4%	-0.9%
Add: FX / Other	0.4%	-0.6%

Organic Sales Growth	2.0%	4.0%